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                                                                  EXHIBIT 99.(a)

                Maytag to Realize Tax Benefit in First Quarter;
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          Reiterates EPS Improvement Expectations for Current Quarter
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                        Compared to Fourth Quarter 2000
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     NEWTON, Iowa--(Mar. 27, 2001)--Maytag Corporation (NYSE: MYG) indicated
today it expects to recognize a tax benefit in the first quarter of approximately $42 million, or $ 0.53 per share, associated with an Internal Revenue Service audit settlement related to recognition of capital gains in prior year tax returns that were offset by available capital loss carryforwards.

     Maytag also said it expects earnings per share in the quarter, excluding the impact of the tax benefit, to be improved over the fourth quarter of 2000, as it had previously indicated. Maytag reported $0.40 per share in the fourth quarter of 2000, excluding special charges. The company added, however, it will be a challenge to achieve the current consensus estimate of $0.45 per share as reported by First Call.

     "While there is weakness in industry sales of major appliances continuing from late last year, Maytag is seeing somewhat stronger than industry sales and share gains in some product categories," said Maytag CEO Leonard A. Hadley. "That strength is offset by severe pricing pressures and additional investments we are making in advertising, merchandising, and product development. Additionally, we have seen a shift in the floor care industry to more volume at lower price points for upright vacuums. Those factors are contributing to weaker operating income."

     Maytag also indicated it brought inventories down in selected product categories during the quarter, which contributed to lower factory burden absorption. The company further said orders from soft drink bottlers for can and bottle vending equipment are at a significantly reduced level for that industry, which also weakens Maytag's first quarter results.

     Hadley concluded by saying, "We remain focused on putting together trend lines that demonstrate steady improvement in each successive quarter compared to the preceding quarter. We expect to deliver quarter-to-quarter EPS improvement in 2001, although the favorable slope of the trend line may not be as steep as we had envisioned originally."

     Maytag is scheduled for a presentation at the Credit Suisse First Boston Housing Conference, March 28, at 8:00 a.m. Eastern. The presentation will be web cast live over the CSFB conference web site:
http://www.csfb.com/conferences/housing/.

     Maytag will release first quarter sales and earnings as scheduled on April
17. The company will hold a conference call with the investment community that day to discuss the announcement. Additionally, the conference call will be broadcast live over the Internet.
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Maytag will announce the conference call number and web cast instructions prior to the release of earnings.

     Maytag Corporation is a leading producer of home and commercial appliances sold throughout North America and international markets. The corporation's brands include Maytag, Hoover, Jenn-Air, Blodgett, and Dixie-Narco.

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